Exhibit 99.152

                                [GRAPHIC OMITTED]
                                      NVB
                              North Valley Bancorp


North Valley Bancorp to Present at the Sandler O'Neill West Coast Financial Services Conference

March 6, 2008 - REDDING, CA - North Valley Bancorp (NASDAQ: NOVB), a bank holding company with $949 million in assets, today announced that Michael J. Cushman, President and Chief Executive Officer, will participate in a bank panel discussion at the 2008 West Coast Financial Services Conference sponsored by Sandler O'Neill & Partners, LP, on March 11, 2008, in San Francisco, California. The panel discussion is scheduled to begin at 9:25 a.m. PST, in San Francisco, California.

         The conference will be accessible via a live and archived web cast through Sandler O'Neill's website at www.sandleroneill.com. Viewers should go to the sandleroneill.com website a few minutes prior to the start of the presentation time in order to register. Slides included in Mr. Cushman's investor package will be accessible through the website and will be filed with the Securities and Exchange Commission on a Form 8-K Current Report prior to the presentation. The archived web cast will be available for sixty (60) days after the presentation, beginning on March 12, 2008.

         Persons may also listen to the conference via audio conference by dialing (800) 659-2032 and referencing "Sandler O'Neill Conference Session 2".

         North Valley Bancorp is a bank holding company headquartered in Redding, California. Its subsidiary, North Valley Bank ("NVB"), operates twenty-six commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Solano, Sonoma, Placer and Trinity Counties in Northern California, including two in-store supermarket branches and seven Business Banking Centers. North Valley Bancorp, through NVB, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB engages in a full complement of lending activities including consumer, commercial and real estate loans. Additionally, NVB has SBA Preferred Lender status and provides investment services to its customers. Visit the Company's website address at www.novb.com for more information.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally, regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of the war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.


For further information contact:

Michael J. Cushman                    or   Kevin R. Watson
President & Chief Executive Officer        EVP & Chief Financial Officer
(530) 226-2900  Fax: (530) 221-4877        (530) 226-2900  Fax: (530) 221-4877